EXHIBIT 21.1


                   RYAN'S FAMILY STEAK HOUSES, INC.

                      SUBSIDIARIES OF THE COMPANY

                         As of March 29, 1996


                            Jurisdiction of  % of Stock
Name of Subsidiary          Incorporation Owned by Parent

1.   Ryan's Family Steak
  Houses East, Inc.           DE                 100%

2.   Big R Procurement
  Company, Inc.               DE                 100%

3.   Ryan's Properties, Inc.                     DE 100%

4.   Caliente Grille, Inc.  DE                 100%

5.   Laredo Grill, Inc.     DE                 100%

6.   L-1 Beverage Club, Inc.                     TX 100%

7.   Ry-Tex Beverage Corporation                 TX 100%

8.   Italian Eateries, Inc. DE                 100%

9.   Ryan's Capital Holding
  Corporation (inactive)      DE                 100%